Exhibit 99.1

FOR IMMEDIATE RELEASE

INC Research Reports Fourth Quarter and Full-Year 2014 Results

Fourth Quarter 2014 Results (Compared to Fourth Quarter 2013)

•	Net new business awards of $316.3 million, representing growth of 10.9% and a book-to-bill ratio of 1.5x

•	Net service revenue of $213.7 million, representing growth of 22.6%

•	GAAP loss per share of $(0.92) and adjusted diluted earnings per share of $0.26

Full-Year 2014 Results (Compared to Full-Year 2013)

•	Net new business awards of $949.8 million, representing growth of 16.7% and a book-to-bill ratio of 1.2x

•
Net service revenue of $809.7 million and adjusted net service revenue of $800.7 million, representing adjusted net service revenue growth of 22.7%. Net service revenue has been adjusted to exclude $9.0 million of higher-than-normal change order activity.

•
GAAP loss per share of $(0.51) and adjusted diluted earnings per share of $0.83. Adjusted diluted earnings per share for 2014 has been reduced by approximately $0.10 per share to remove the impact of the higher-than-normal change order activity.

RALEIGH, N.C, February 24, 2015, INC Research Holdings, Inc. (“INC Research” or "the Company”) (Nasdaq: INCR), a leading, global Phase I to IV contract research organization, today reported its financial results for the fourth quarter and full year ended December 31, 2014.

“2014 was a year of significant accomplishments for INC Research culminating in the completion of our initial public offering,” said Jamie Macdonald, Chief Executive Officer. “We delivered double-digit net service revenue growth, grew our customer base while driving a high rate of repeat business awards with existing customers and continued our global expansion in key regions for clinical development. In particular, we believe our therapeutic alignment, commitment to operational excellence and continued focus on Phase I to IV clinical development were significant contributors to our success and position us well to deliver strong results for our shareholders moving forward. I’d like to thank our 5,600 employees worldwide who consistently deliver the best-in-class services that make INC Research an industry-leading global CRO."

Fourth Quarter 2014 Results
For the three months ended December 31, 2014, net service revenue increased by 22.6% to $213.7 million, compared to $174.4 million in the three months ended December 31, 2013. Net service revenue growth resulted primarily from the increase in new business awards in the past 18 months and a lower cancellation rate during 2014. Net service revenue during the three months ended December 31, 2014 was negatively impacted by $4.7 million due to fluctuations in foreign exchange rates compared to the same period in the prior year.

Income from operations for the three months ended December 31, 2014 increased 63.6% to $18.5 million, compared to $11.3 million for the three months ended December 31, 2013. Operating margin was 8.6% in the three months ended December 31, 2014 compared to 6.5% in the same period in the prior year. The Company's income from operations includes certain expenses and transactions that the Company believes are not representative of its core operations. Excluding these items, adjusted income from operations was $35.3 million for the three months ended December 31, 2014, compared to $24.6 million for the same period in the prior year, representing growth of 43.7%. Adjusted operating margin for the three months ended December 31, 2014 was 16.5% compared to 14.1% for the same period in the prior year.

The Company reported a net loss for the three months ended December 31, 2014 of $49.8 million, resulting in a loss of $(0.92) per diluted share, compared to a net loss of $13.0 million, resulting in a loss of $(0.25) per diluted share, for the three months ended December 31, 2013. Adjusted net income for the three months ended December 31, 2014 was $15.2 million, or $0.26 per diluted share, compared to $5.3 million, or $0.10 per diluted share, for the same period in the prior year.

Adjusted EBITDA for the three months ended December 31, 2014 increased 35.2% to $40.3 million from $29.8 million for the three months ended December 31, 2013.

Important disclosures about and reconciliations of non-GAAP measures, including adjusted income from operations, adjusted operating margin, adjusted net income and adjusted diluted earnings per share, EBITDA and adjusted EBITDA, to the corresponding GAAP measures, are below and attached to this press release.

Full-Year 2014 Results
For the full year ended December 31, 2014, net service revenue was $809.7 million. Adjusted net service revenue increased by 22.7% to $800.7 million for 2014 compared to $652.4 million for 2013. Adjusted net service revenue for 2014 excludes an estimated $9.0 million in net service revenue from higher-than-normal contract change order activity in the second and third quarters of 2014 that the Company believes is not representative of ongoing operations. Net service revenue for 2014 was negatively impacted by $2.2 million due to fluctuations in foreign exchange rates compared to the prior year. Net service revenue growth resulted primarily from an increase in new business awards in the past 18 months and a lower cancellation rate during 2014. The growth in our revenue in 2014 was particularly strong in the CNS, Oncology and other complex therapeutic areas and with a strategic Functional Service Provider, or FSP, customer.

Income from operations for 2014 increased 102.3% to $63.6 million, compared to $31.5 million for 2013. Operating margin was 7.9% compared to 4.8% for the same period in the prior year. Adjusted income from operations was $123.7 million for 2014, compared to $86.3 million for the same period in the prior year, representing growth of 43.2%. Adjusted operating margin for 2014 was 15.4% compared to 13.2% for the same period in the prior year.

The Company reported a net loss for 2014 of $23.5 million, resulting in a loss of $(0.51) per diluted share, compared to a net loss of $41.5 million, resulting in a loss of $(0.81) per diluted share, for 2013. Adjusted net income for 2014 was $44.6 million, or $0.83 per diluted share, compared to $16.3 million, or $0.31 per diluted share, for the same period in the prior year.

Adjusted EBITDA for the full year ended December 31, 2014 increased 37.7% to $145.3 million from $105.5 million for the full year ended December 31, 2013.

Important disclosures about and reconciliations of non-GAAP measures, including adjusted net service revenue, adjusted income from operations, adjusted operating margin, adjusted net income and adjusted diluted earnings per share, EBITDA and adjusted EBITDA, to the corresponding GAAP measures, are below and attached to this press release.

New Business Awards and Backlog
As of December 31, 2014, backlog was $1.6 billion, an increase of 6.6% from backlog of $1.5 billion at December 31, 2013. Backlog was negatively impacted by foreign currency fluctuations during 2014 of approximately $44.5 million. Net new business awards increased 10.9% to $316.3 million in the three months ended December 31, 2014 and 16.7% to $949.8 million for the full year 2014. This represents book-to-bill ratios of 1.5x and 1.2x for the three months and full year ended December 31, 2014, respectively.

Initial Public Offering and 2014 Credit Agreement
On November 13, 2014, the Company closed its initial public offering of stock. That same day, the Company entered into a $525 million credit agreement, or 2014 Credit Agreement, which was comprised of a $425 million term loan and a $100 million revolving line of credit, letter of credit and swing line facility. On November 13, 2014, the Company used the net proceeds of $156.1 million from its IPO, the term loan borrowings under the 2014 Credit Agreement and cash on hand to repay all of the outstanding obligations under the existing credit facility, and to fully redeem the 11.5% $300 million 2011 Senior Notes, including associated prepayment penalties and transaction costs.

Business Outlook
The Company's full-year guidance for 2015 is outlined in the following table. The guidance takes into account a number of factors, including current foreign currency exchange rates, expected tax rates and the Company’s overall outlook.

	Guidance Issued
	2/24/2015
	Low	High
Net service revenue	$870 million	$900 million
GAAP diluted EPS	$1.00	$1.17
Adjusted diluted EPS	$1.19	$1.29

Important disclosures about and reconciliations of non-GAAP measures, adjusted net income and diluted adjusted earnings per share to the corresponding GAAP measures, are below and attached to this press release.

Webcast and Conference Call Details
INC Research will host a conference call at 8:00 a.m. EST on February 24, 2015 to discuss its fourth quarter and full-year 2014 financial results. The live webcast will be available in listen-only mode on the Events section of the Company's Investor Relations website at www.investor.incresearch.com. To participate via phone, please dial +1 (877) 930-8058 within the United States or +1 (253) 336-7551 outside the United States, approximately 15 minutes before the scheduled start of the call. The conference ID for the call is 74397296.

An archived replay of the conference call will be available online at www.investor.incresearch.com after 1:00 p.m. EST on February 24, 2015. In addition, an audio replay will be available for one week following the call, accessible by dialing +1 (855) 859-2056 within the United States, or +1 (404) 537-3406 outside the United States. The audio replay ID is 74397296.

About INC Research
INC Research (Nasdaq: INCR) is a leading global contract research organization (CRO) providing the full range of Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industries. Leveraging the breadth of our service offerings and the depth of our therapeutic expertise across multiple patient populations, INC Research connects customers, clinical research sites and patients to accelerate the delivery of new medicines to market. We were ranked "Top CRO to Work With" by sites worldwide in the 2013 CenterWatch Global Investigative Site Relationship Survey. INC Research is headquartered in Raleigh, NC, with operations across six continents and experience spanning more than 100 countries. For more information, please visit www.incresearch.com.

Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: potential volatility of our stock price; fluctuations in our financial results; our ability to maintain or generate new business awards; our backlog not being indicative of future revenues and our ability to realize the anticipated future revenue reflected in our backlog; our ability to adequately price our contracts and not overrun cost estimates; our customer or therapeutic area concentration; international economic, political and other risks; our ability to increase our market share, grow our business and execute our growth strategies; and the other risk factors set forth from time to time in our Form S-1 and other SEC filings, copies of which are available free of charge on our website at www.incresearch.com. INC Research assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with GAAP, this press release contains certain non-GAAP financial measures, including Adjusted Net Service Revenue, Adjusted Income from Operations, Adjusted Operating Margin, Adjusted Net Income (including adjusted diluted net income per share), EBITDA, and Adjusted EBITDA. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the Company.

We define Adjusted Net Service Revenue as net service revenue excluding the impact of higher-than-normal change order activity that occurred during 2014. We define Adjusted Income from Operations as income from operations excluding the higher-than-normal change order activity and certain expenses such as management fees that terminated in connection with our initial public offering, acquisition-related amortization, restructuring costs, transaction expenses, non-cash stock compensation expense, contingent consideration related to acquisitions, impairment charges related to goodwill and intangible assets. We define Adjusted Operating Margin as adjusted income from operations as a percent of adjusted net service revenue.

We define Adjusted Net Income (including adjusted diluted net income per share) as net income (including diluted net income per share) excluding amortization, other income (expense) and the items excluded from adjusted income from operations mentioned previously. After giving effect to these items, we have also included an adjustment to our income tax rate to reflect the expected long-term income tax rate.

EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA excluding higher-than-normal change order activity and certain expenses such as management fees that terminated in connection with our initial public offering, restructuring costs, transaction expenses, non-cash stock compensation expense, contingent consideration related to acquisitions, impairment charges related to goodwill and intangible assets, debt refinancing expenses, results of and gains or losses from the sale of unconsolidated subsidiaries and other income/expense.

The Company presents EBITDA because it believes it is a useful metric for investors as it is commonly used by investors, analysts and debt holders to measure our ability to service our debt obligations, fund capital expenditures and meet working capital requirements.

Each of the non-GAAP measures noted above are used by management and the Board to evaluate our core operating results as they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted Net Service Revenue, Adjusted Income from Operations, Adjusted Operating Margin, and Adjusted Net Income (including Adjusted Diluted Net Income per Share) are used by management and the Board to assess our business, as well as by investors and analysts, to measure our performance. Adjusted EBITDA is also a useful metric for management and investors to measure our ability to service our debt obligations.

Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP.  Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

Investor Relations Contact:
Ronnie Speight
Vice President, Investor Relations
Phone: +1 (919) 745-2745
Email: Investor.Relations@incresearch.com

Press/Media Contact:
Lori Dorer
Senior Director, Corporate Communications
Phone: +1 (513) 345-1685
Email: Corporate.Communications@incresearch.com

INC Research Holdings, Inc. and Subsidiaries
GAAP Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(unaudited)
Net service revenue	$213,725	$174,365	$809,728	$652,418
Reimbursable out-of-pocket expenses	113,930	79,675	369,071	342,672
Total revenue	327,655	254,040	1,178,799	995,090

Cost and operating expenses:
Direct costs	133,957	112,080	515,059	432,261
Reimbursable out-of-pocket expenses	113,930	79,675	369,071	342,672
Selling, general, and administrative	40,811	34,190	145,143	117,890
Restructuring and other costs	66	1,578	6,192	11,828
Transaction expenses	5,860	184	7,902	508
Goodwill and intangible assets impairment	—	—	17,245	—
Depreciation	4,991	5,241	21,619	19,175
Amortization	9,587	9,811	32,924	39,298
Total operating expenses	309,202	242,759	1,115,155	963,632

Income (loss) from operations	18,453	11,281	63,644	31,458

Other income (expense), net:
Interest income	23	183	249	310
Interest expense	(11,183)	(16,314)	(53,036)	(60,799)
Loss on extinguishment of debt	(46,750)	—	(46,750)	—
Other income (expense), net	1,512	(213)	7,689	(1,649)
Total other income (expense), net	(56,398)	(16,344)	(91,848)	(62,138)
Loss before provision for income taxes	(37,945)	(5,063)	(28,204)	(30,680)
Income tax benefit (expense)	(11,835)	(7,916)	4,734	(10,849)
Net loss	(49,780)	(12,979)	(23,470)	(41,529)
Class C common stock dividends	—	(125)	(375)	(500)
Redemption of New Class C common stock	(3,375)	—	(3,375)	—
Net loss attributable to common stockholders	$(53,155)	$(13,104)	$(27,220)	$(42,029)

Net loss per share attributable to common stockholders:
Basic	$(0.92)	$(0.25)	$(0.51)	$(0.81)
Diluted	$(0.92)	$(0.25)	$(0.51)	$(0.81)
Weighted average common shares outstanding:
Basic	57,504	51,973	53,301	52,009
Diluted	57,504	51,973	53,301	52,009

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Adjusted Net Service Revenue:
Net service revenue	$213,725	$174,365	$809,728	$652,418
Change order adjustment (a)	—	—	(9,000)	—
Adjusted Net Service Revenue	$213,725	$174,365	$800,728	$652,418

Adjusted Income from Operations:
GAAP income from operations	$18,453	$11,281	$63,644	$31,458
Amortization	9,587	9,811	32,924	39,298
Restructuring and other costs	66	1,578	6,192	11,828
Transaction expenses(b)	5,860	184	7,902	508
Goodwill and intangible assets impairment	—	—	17,245	—
Stock-based compensation	1,065	1,566	3,370	2,419
Contingent consideration treated as compensation expense(c)	275	—	918	253
Monitoring and advisory fees(d)	42	179	462	582
Change order adjustment (a)	—	—	(9,000)	—
Adjusted Income from Operations	$35,348	$24,599	$123,657	$86,346
GAAP Operating Margin	8.6%	6.5%	7.9%	4.8%
Adjusted Operating Margin	16.5%	14.1%	15.4%	13.2%

EBITDA and Adjusted EBITDA:
Net loss as reported	$(49,780)	$(12,979)	$(23,470)	$(41,529)
Interest expense, net	11,160	16,131	52,787	60,489
Income tax expense (benefit)	11,835	7,916	(4,734)	10,849
Depreciation	4,991	5,241	21,619	19,175
Amortization	9,587	9,811	32,924	39,298
EBITDA	(12,207)	26,120	79,126	88,282
Restructuring and other costs	66	1,578	6,192	11,828
Transaction expenses(b)	5,860	184	7,902	508
Goodwill and intangible assets impairment	—	—	17,245	—
Stock-based compensation expense	1,065	1,566	3,370	2,419
Contingent consideration treated as compensation expense(c)	275	—	918	253
Monitoring and advisory fees(d)	42	179	462	582
Other (income) expense	(1,512)	213	(7,689)	1,453
Loss on unconsolidated affiliates	—	—	—	196
Loss on extinguishment of debt	46,750	—	46,750	—
Change order adjustment (a)	—	—	(9,000)	—
Adjusted EBITDA	$40,339	$29,840	$145,276	$105,521

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures (Continued)
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Adjusted Net Income:
Net loss as reported	$(49,780)	$(12,979)	$(23,470)	$(41,529)
Amortization	9,587	9,811	32,924	39,298
Restructuring and other costs	66	1,578	6,192	11,828
Transaction expenses(b)	5,860	184	7,902	508
Goodwill and intangible assets impairment	—	—	17,245	—
Stock-based compensation expense	1,065	1,566	3,370	2,419
Contingent consideration treated as compensation expense(c)	275	—	918	253
Monitoring and advisory fees(d)	42	179	462	582
Other (income) expense	(1,512)	213	(7,689)	1,453
Loss on unconsolidated affiliates	—	—	—	196
Loss on extinguishment of debt	46,750	—	46,750	—
Change order adjustment (a)			(9,000)
Adjust income tax to normalized rate(e)(f)	2,885	4,783	(30,957)	1,282
Adjusted Net Income	$15,238	$5,335	$44,647	$16,290

Shares used in computing GAAP diluted net loss per share	57,504	51,973	53,301	52,009
Effect of dilutive securities under GAAP(g)	1,284	30	557	24
Shares used in computing adjusted diluted net income per share	58,788	52,003	53,858	52,033

Adjusted Diluted EPS:	$0.26	$0.10	$0.83	$0.31

(a)
During the second and third quarters of 2014, we experienced higher-than-normal change order activity estimated to be between $6 million and $12 million. Net service revenue for full year 2014 has been adjusted by $9 million to remove the impact of this higher-than-normal change order activity.

(b)	Represents fees associated with initial public offering, debt placement and refinancing, and costs incurred in connection with business combinations and potential acquisitions.

(c)	Consists of contingent consideration expense incurred as a result of acquisitions and accounted for as compensation expense under GAAP.

(d)
Represents monitoring and advisory fees paid to affiliates of Avista Capital Partners, L.P. in the periods prior to the initial public offering in November 2014, as well as reimbursements of expenses paid to affiliates of Avista Capital Partners, L.P. and affiliates of Teachers' Private Capital pursuant to the Expense Reimbursement Agreement. These arrangements were terminated upon completion of our initial public offering.

(e)
Our effective tax rate has been adjusted to a 37% overall effective rate, in order to reflect the removal of the tax impact of our valuation allowances recorded against our deferred tax assets and changes in the assertion to indefinitely reinvest the undistributed earnings of foreign subsidiaries. Historically, we recorded a valuation allowance against some of our deferred tax assets, but we believe that these valuation allowances cause significant fluctuations in our financial results that are not indicative of our underlying financial performance. Specifically, the majority of our revenue in 2013 was generated in jurisdictions in which we recognized no tax expense or benefit due to changes in this valuation allowance. Further, we have historically recorded a valuation allowance against certain foreign tax losses, however, in 2014 we recorded net valuation allowance adjustments across multiple jurisdictions, creating a net tax expense of $4.9 million in the fourth quarter of 2014 and a net tax benefit of $18.2 million for the full year 2014, which we also do not believe is indicative of our ongoing operations.

(f)	Adjustment for the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using the estimated effective tax rate of 37%.

(g)
Adjustment represents the GAAP effect of additional shares that would have been outstanding if the dilutive potential common shares from stock options, calculated using the treasury method, had been issued.

Reconciliation of GAAP to Non-GAAP Full-Year 2015 Guidance
(in millions, except per share data)
(unaudited)

	Adjusted Net Income		Adjusted Diluted Earnings Per Share
	Low	High	Low	High
Net income and diluted earnings per share	$63.0	$74.0	$1.00	$1.17
Adjustments:
Amortization(a)	38.0	38.0
Stock-based compensation expense(a)	3.8	3.8
Contingent consideration treated as compensation expense(a)	0.6	0.6
Restructuring expenses(a)	3.7	3.7
Other(a)	0.6	0.6
Income tax effect of above adjustments(b)	(34.7)	(38.7)
Adjusted net income and adjusted diluted earnings per share	$75.0	$82.0	$1.19	$1.29

(a)	Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of income tax reduction.

(b)
Income tax expense is calculated and the adjustments are tax affected at an approximate rate of 36%, which is the midpoint of our range for the expected income tax rate of 35% to 37%. This adjustment also excludes the impact of the valuation allowances recorded against our deferred tax assets. Historically, we recorded a valuation allowance against some of our deferred tax assets, but we believe that these valuation allowances cause significant fluctuations in our financial results that are not indicative of our underlying financial performance.

INC Research Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share data)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$126,453	$96,972
Restricted cash	505	569
Accounts receivable:
Billed, net	130,270	129,628
Unbilled	118,101	99,207
Current portion of deferred income taxes	16,177	14,378
Prepaid expenses and other current assets	35,393	35,428
Total current assets	426,899	376,182
Property and equipment, net	43,725	40,947
Goodwill	556,863	563,365
Intangible assets, net	190,359	231,051
Deferred income taxes, less current portion	15,665	3,780
Other long-term assets	11,576	17,786
Total assets	$1,245,087	$1,233,111
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,548	$9,594
Accrued liabilities	111,655	94,221
Deferred revenue	246,902	207,188
Current portion of long-term debt	4,250	4,713
Current portion of capital lease obligations	441	2,292
Total current liabilities	379,796	318,008
Long-term debt, less current portion	415,277	587,202
Capital lease obligations, less current portion	11	272
Deferred income taxes	30,368	29,233
Other long-term liabilities	27,426	22,189
Total liabilities	852,878	956,904
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 30,000,000 and 0 shares authorized, 0 shares issued and outstanding at December 31, 2014 and 2013, respectively	—	—
Common stock, $0.01 par value; 600,000,000 and 236,686,440 shares authorized, 61,233,850 and 105,137,137 shares issued, 61,233,850 and 103,794,889 shares outstanding at December 31, 2014 and 2013, respectively	612	1,051
Additional paid-in capital	634,946	480,579
Treasury stock, at cost	—	(6,751)
Accumulated other comprehensive loss	(26,200)	(9,841)
Accumulated deficit	(217,149)	(188,831)
Total stockholders' equity	392,209	276,207
Total liabilities and stockholders' equity	$1,245,087	$1,233,111

INC Research Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended December 31,
	2014	2013
Operating activities
Net loss	$(23,470)	$(41,529)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	54,543	58,473
Amortization of capitalized loan fees	5,700	7,073
Stock-based compensation	3,370	2,419
Allowance for doubtful accounts	2,435	77
Deferred income taxes	(14,837)	3,646
Foreign currency adjustments	(7,390)	409
Impairment of goodwill and intangible assets	17,245	—
Loss on extinguishment of debt and other debt refinancing costs	49,227	—
Other adjustments	(853)	477
Changes in operating assets and liabilities:
Restricted cash	31	477
Accounts receivable billed and unbilled	(24,259)	(2,537)
Accounts payable and accrued expenses	25,743	(438)
Deferred revenue	42,742	7,036
Other assets and liabilities	1,220	1,687
Net cash provided by operating activities	131,447	37,270
Investing activities
Acquisition of business, net of cash acquired	(2,302)	—
Purchase of property and equipment	(25,551)	(17,714)
Net cash used in investing activities	(27,853)	(17,714)
Financing activities
Proceeds from issuance of long-term debt	288,365	2,835
Payments of debt financing costs	(5,364)	—
Payments on long-term debt	(164,095)	(3,520)
Payment of notes payable and breakage fees	(336,385)	—
Payments of contingent consideration related to business combinations	—	(1,266)
Principal payments toward capital lease obligations	(2,680)	(3,307)
Proceeds from the issuance of common stock	156,113	—
Proceeds from the exercise of stock options	145	307
Dividends paid	(375)	(500)
Redemption of New Class C and D common stock	(3,384)	—
Treasury stock repurchases	(38)	(1,390)
Net cash used in financing activities	(67,698)	(6,841)
Effect of exchange rate changes on cash and cash equivalents	(6,415)	2,894
Net change in cash and cash equivalents	29,481	15,609
Cash and cash equivalents at the beginning of the year	96,972	81,363
Cash and cash equivalents at the end of the year	$126,453	$96,972